EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Aqua America, Inc. of our report dated February 26, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2008 Annual Report to Shareholders, which is incorporated by reference in the Aqua America, Inc. Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 11, 2009